EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of FingerMotion, Inc. for the registration of (i) common shares, (ii) warrants to purchase common shares, (iii) subscription receipts for common shares, warrants or any combination thereof, or (iv) any combination of common shares, warrants or subscription receipts, for up to $300,000,000 in aggregate and to the incorporation by reference therein of our report dated May 30, 2023, with respect to the consolidated financial statements of FingerMotion, Inc., for the fiscal years ended February 28, 2023 and February 28, 2022, included in its Annual Report (Form 10-K) for the year ended February 28, 2023, filed with the Securities and Exchange Commission. Our report contains an explanatory paragraph regarding FingerMotion, Inc.’s ability to continue as a going concern.

/s/ Centurion ZD CPA & Co.

Certified Public Accountants

Hong Kong
September 11, 2023